Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-152283) of our report dated March 9, 2009, relating to the financial statements of Nile Therapeutics, Inc. (the “Company”), as of and for the years ended December 31, 2008 and 2007, and the period from August 1, 2005 (inception) through December 31, 2008, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, which report appears in this annual report on Form 10-K for the year ended December 31, 2008.

/s/ Hays & Company LLP

New York, New York

March 11, 2009